Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

November 14, 2013

Toll Brothers, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Toll Brothers, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Prospectus Supplement, dated November 7, 2013 (the “Prospectus Supplement”) of the Company, filed with the Commission and relating to the issuance and sale by the Company of an aggregate of up to 7,187,500 shares of common stock (the “Shares”), par value $0.01 per share, of the Company, in accordance with the Underwriting Agreement, dated November 7, 2013 (the “Underwriting Agreement”), among Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and SunTrust Robinson Humphrey, Inc., as representatives of the several underwriters (the “Underwriters”), and the Company.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of corporate officers and government officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Certificate of Incorporation of the Company, as amended; (b) the By-laws of the Company, as amended; (c) resolutions adopted by the Board of Directors of the Company on November 3, 2013, and by the Public Debt and Equity Securities Committee of the Board of Directors of the Company on November 7, 2013; (d) the Registration Statement on Form S-3 (Registration No. 333-178130) filed with the Commission on November 23, 2011, as amended by Post-Effective Amendment No. 1 thereto on January 31, 2012, Post-Effective Amendment No. 2 thereto on May 8, 2013 and Post-Effective Amendment No. 3 thereto on November 12, 2013 (the “Registration Statement”), for registration under the Securities Act of 1933, as amended (the “Securities Act”), of an unlimited aggregate amount of various securities of the Company or certain subsidiaries of the Company, to be issued from time to time by the Company or such subsidiaries; (e) the related Prospectus dated November 23, 2011; and (f) the Prospectus Supplement. As to various questions of fact material to this opinion, we have relied upon representations and warranties of officers and directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon the foregoing and in reliance thereon, and subject to compliance with applicable state securities laws, we are of opinion that the Shares, when issued and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We are admitted to practice in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States of America.

We are aware that we are referred to under the heading “Legal Matters” in the Prospectus Supplement. We hereby consent to such use of our name therein and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on November 14, 2013, and to the incorporation by reference of this opinion into the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Toll Brothers, Inc.

250 Gibraltar Road

Horsham, Pennsylvania 19044

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